Exhibit (h)(3)
AMENDED AND RESTATED AGREEMENT FOR ADMINISTRATION AND SUPPORT SERVICES
     WHEREAS, Pacific Life Insurance Company (“Pacific Life”) and Pacific Select Fund (the “Fund”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), entered into an investment advisory agreement dated November 9, 1987, as amended and restated on January 1, 2005 (the “Advisory Agreement”);
     WHEREAS, the Advisory Agreement provides that the Fund shall bear the expenses incurred in connection with providing administrative and support services for the Fund other than those investment management services for which Pacific Life is responsible under the Advisory Agreement (hereinafter, “Administration & Support Services”);
     WHEREAS, such Administration & Support Services under this agreement, (which are not part of the management services provided under the Advisory Agreement), include, but are not limited to, the following:
(i)	Expenses of registering and qualifying the Fund with the Securities and Exchange Commission (“SEC”) and with any necessary state governmental entities;

(ii)	Expenses of providing accounting, tax, and legal services to the Fund;

(iii)	Expenses of maintaining the Fund’s legal existence;

(iv)	Expenses of holding shareholders’ meetings;

(v)	Expenses of preparing, printing, filing, and distributing to existing shareholders, proxies, prospectuses, and shareholder reports;

(vi)	Expenses of preparing, printing and filing reports and other documents including, but not limited, to Forms N-SAR, N-PX, N-CSR, 24F-2 and N-Q;

(vii)	Expenses of establishing, overseeing, and administering the Fund’s regulatory compliance program in accordance with Rule 38a-1 under the 1940 Act (the “38a-1 Program”) including, but not limited to, the expense of the Fund’s Chief Compliance Officer (“CCO”) and the CCO’s staff, and the expense of other compliance personnel in assisting in the development and implementation of the 38a-1 Program; and

(viii)	providing support and coordination in connection with the provision of services to the Fund by outside counsel and accountants.
     WHEREAS, the Fund desires that Pacific Life provide Administration and Support Services;
     WHEREAS, Pacific Life is willing to provide such Administration and Support Services; and

     WHEREAS, the Administration & Support Services to be provided to the Fund by Pacific Life for which the Fund has agreed to compensate Pacific Life are set forth on Addenda to this Agreement, as such Addenda may be, amended or as may be further specified in additional addenda to this agreement may be agreed to from time to time as agreed upon by Pacific Life and the Fund;
     THEREFORE, in consideration of the promises and covenants herein contained, it is hereby agreed as follows:
     1. Effective January 1, 2005, Pacific Life will provide such Administration and Support Services as Pacific Life reasonably believes it and its personnel may render in a cost effective manner. Administration and Support Services shall not include any services for which Pacific Life is responsible pursuant to the Advisory Agreement. Administration & Support Services may include services provided by directors, officers or employees of Pacific Life with respect to any matter which is an Administration & Support Service irrespective of whether such person is also a trustee or officer of the Fund provided that this provision shall not permit compensation to a trustee of the Fund who is also a director, officer or employee of Pacific Life, in connection with such trustee’s performance of his or her duties as a Fund trustee.
     2. As compensation for Administrative and Support Services provided pursuant to this Agreement, the Fund agrees to pay Pacific Life on an “approximate cost basis.” Pacific Life agrees (i) to employ reasonable methods to determine the cost for services provided, and (ii) maintain adequate records and internal controls to support payments requested under this Agreement. The Fund acknowledges that average or established internal billing rates or other reasonable methods may be used to determine costs. Pacific Life does not intend to profit from the provision of Administration and Support Services.
     3. The Fund has the right, through its trustees, officers or agents, to inspect, audit and copy all records pertaining to the performance of services under this Agreement.
     4. Either party to this Agreement may terminate this Agreement at any time without penalty upon thirty days’ written notice to the other party. This Agreement shall be submitted to the Fund’s Board of Trustees (the “Board”) on an annual basis for review and approval.
     5. This Agreement shall be governed by the laws of the State of California.
     6. The parties shall construe this Agreement consistent with the terms of the Advisory Agreement and each party’s obligations thereunder.
     7. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
     8. The obligations of this Agreement shall be binding upon the assets and property of the Fund and shall not be binding upon any trustee, officer, or shareholder of the Fund individually.

PACIFIC SELECT FUND		PACIFIC LIFE INSURANCE COMPANY

BY:	/s/ Glenn S. Schafer	BY:	/s/ Glenn S. Schafer
	Glenn S. Schafer		Glenn S. Schafer
	President		Vice Chairman

		BY:	/s/ Audrey L. Milfs
Audrey L. Milfs
Secretary

ADDENDUM A
ACCOUNTING AND TAX SERVICES
     The following shall constitute a schedule of accounting and tax services that may be provided by Pacific Life personnel under this Agreement:
•	Regulatory filing support, which includes preparation, review, approval, filing and web posting (as needed) of all quarterly (Form N-Q), and semi-annual and annual reports (Forms N-SAR and N-CSR, and annual 24f-2 notices) filings, financial reports, and such other reports and/or as may be required under the law

•	Board and Audit Committee support

•	Fund performance preparation and support

•	Monthly securities library updates and monthly web postings

•	Independent and Internal Auditors (as needed) support

•	Fund expenses processing and review

•	Registration statement support (includes Prospectus and SAI — Forms N-1A and N-14)

•	Written procedures and control support required by the Sarbanes-Oxley Act of 2002, the SEC’s rules thereunder, and the 38a-1 Program

•	Surveys

•	Tax-related support for the Fund, which includes preparation and/or review, and approval of tax returns prepared by Corporate Tax and/or another tax preparer approved by the Fund for the Fund and preparation and/or review, and approval of monthly distribution, annual spillback and excise tax distributions, etc.

•	Accounting and tax support for adding, merging, or liquidating portfolios to the Fund

•	Miscellaneous accounting control support (e.g. risk reports review, tax and accounting research relating to the Fund, reconciliations, etc.)

•	Maintenance of books and records required by the 1940 Act in connection with accounting and tax services provided to the Fund

ADDENDUM B
LEGAL AND COMPLIANCE SERVICES
     The following shall constitute a schedule of legal and compliance services that may be provided by Pacific Life personnel under this Agreement:
Draft, prepare, review, edit, and file, as applicable:
•	Fund’s registration statement

•	Proxy/information statements

•	Combined proxy/registration statements on Form N-14

•	N-SAR, N-CSR, N-PX, and N-Q, and other SEC, or other federal or state filings as may be required

•	Amendments or supplements to any of the foregoing

•	Recommendations and reports to Fund Board on matters not involving investment advice

•	New or revised Fund procedures

•	Documents, filings and correspondence relating to maintenance of the Fund’s legal existence

•	Shareholder correspondence

•	Securities law changes that may affect the Fund

•	Insurance laws and regulations that may affect the Fund

•	Providing counsel with respect to legal/compliance issues relating to the Fund raised by the Fund’s trustees and/or officers or by Pacific Life’s regulatory compliance support staff

ADDENDUM C
CHIEF COMPLIANCE OFFICER SERVICES
     The following shall constitute a schedule of services that may be provided by the Fund’s Chief Compliance Officer (the “CCO”) and by other Pacific Life personnel under this Agreement:
All work performed by the CCO and by other Pacific Life personnel in connection with the 38a-1 Program, including, but not limited to:
•	Creating, editing, reviewing, auditing, examining, and/or inspecting Fund compliance and control procedures.

•	Establishing and carrying out the 38a-1 Program’s due diligence/review process relating to Fund service providers.

•	Preparation of reports to the Fund Board and/or the Audit Committee.

•	Providing information/support to the Fund Board including attendance at various meetings.